Exhibit 99.1

The MONY Group Inc. 1740 Broadway New York, NY 10019 212 708 2250 212 708 2399 Fax	News Release MEDIA CONTACTS: Mary Taylor 212 708 2250 INVESTOR CONTACT: Jay Davis 212 708 2917

The MONY Group Inc. Reports Fourth Quarter and Year-End Results

Company Announces Dividend Payment

NEW YORK—February 5, 2004—The MONY Group Inc. (NYSE: MNY) today reported results for the fourth quarter and year-ended December 31, 2003.

The company’s net income for the year ended December 31, 2003 was $36.6 million or $0.77 per share, and included the following items on an after-tax basis:

■	$7.9 million or $0.17 per share of venture capital income;

■	$31.2 million or $0.66 per share of realized gains from investments;

■	$8.6 million or $0.18 per share of expenses related to the pending acquisition of The MONY Group by AXA Financial, Inc.;

■	Adjusted operating income is $6.1 million or $0.12 per share and includes the following:

■	$6.5 million or $0.14 per share of certain non-recurring items.

Net income for the quarter ended December 31, 2003, was $3.0 million or $0.06 per share and included the following items on an after-tax basis:

■	$2.0 million or $0.04 per share of venture capital income;

■	$7.8 million or $0.16 per share of realized gains from investments;

■	$5.0 million or $0.10 per share of expenses related to the pending acquisition of The MONY Group by AXA Financial, Inc. ;

■	Adjusted operating loss is $1.8 million or $0.04 per share and includes the following:

■	$5.0 million or $0.10 per share of certain non-recurring items.

The company also announced that it will pay a dividend in the aggregate amount of $12.5 million to shareholders who are record holders of the issued and outstanding shares of MONY’s common stock immediately prior to the effective time of MONY’s merger with AXA Financial, Inc. The dividend per share is expected to be within a range of $0.23 to $0.25 cents. However, the exact per share amount of the dividend will be determined by the total number of issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger with AXA Financial, Inc. This dividend is expressly conditioned on the closing of the transaction with AXA Financial, Inc.

“We are pleased our second half results will allow us to pay this dividend,” said Michael I. Roth, chairman and CEO, The MONY Group. “Our results benefited from a more favorable market environment and our ongoing efforts to grow revenue and manage costs. Nevertheless, competitive challenges and issues of scale in a climate of industry consolidation, continue to hamper our ability to generate appropriate returns.

This is among the reasons we believe that the merger with AXA Financial Inc. represents the best opportunity for shareholders and we look forward to the closing” said Roth.

On September 17, 2003, The MONY Group Inc. and AXA Financial Inc. announced that their boards of directors had unanimously approved a definitive agreement for AXA Financial to acquire The MONY Group in a cash transaction valued at approximately $1.5 billion. The transaction is subject to MONY shareholder approval, certain required regulatory approvals, and other customary conditions. A definitive proxy statement concerning the acquisition has been mailed to MONY shareholders. A special meeting of MONY shareholders will be held on February 24, 2004 at 9:30 Eastern Time AM to vote on the proposal concerning the acquisition.

2002 Full Year and Fourth Quarter Results

Net loss for the year ended December 31, 2002 was $23.3 million or $0.49 per share, and included the following items:

■	Final value payment of $31.3 million or $0.66 per share from the sale of the company’s pension business;

■	Venture capital income of $3.6 million or $0.08 per share;

■	Net realized losses of $69.2 million or $1.46 per share;

■	Adjusted operating income for the year was $11 million or $0.23 per share and includes the following:

■	A restructuring charge related to expense actions taken by MONY Life which totaled $5 million or $0.10 per share and

■	Real estate litigation fees of $4.5 million or $0.10 per share taken during the second quarter.

Net income for the fourth quarter of 2002 was $3.6 million or $0.08 per share and included:

■	Pension sale referenced above;

■	Venture capital income of $8.5 million or $0.18 per share;

■	Net realized losses, including bond and venture capital impairments, of $29.5 million or $0.62 per share and

■	Adjusted operating loss was $6.7 million or $0.14 per share and includes a restructuring charge related to expense actions taken by MONY Life, which totaled $5 million or $0.10 per share.

An earnings summary is as follows:

($ in million except share data and per share amount)

($ millions After Tax)	Three Months Ended 12/31//03	Three Months Ended 12/31/02	Year Ended 12/31//03	Year Ended 12/31//02

Net Income (Loss)	3.0	3.6	36.6	(23.3)

Net Realized (Gains) Losses From Investments	(7.8)	29.5	(31.2)	69.2

Adjusted Operating (Loss) Income Including Venture Capital	(4.8)	33.1	5.4	45.9

Net Income from Venture Capital	(2.0)	(8.5)	(7.9)	(3.6)

Merger Related Expenses	5.0	—	8.6	—

Final Value Payment From Group Pension Sale	—	(31.3)	—	(31.3)

Adjusted Operating (Loss) Income (1)	(1.8)	(6.7)	6.1	11.0

Diluted Per Share Amounts: (2):
Net Income (Loss)	0.06	0.08	0.77	(0.49)

Net Realized (Gains) Losses From Investments	(0.16)	0.62	(0.66)	1.46

Adjusted Operating (Loss) Income Including Venture Capital	(0.10)	0.70	0.11	0.97

Net Income from Venture Capital	(0.04)	(0.18)	(0.17)	(0.08)

Merger Related Expenses	0.10	—	0.18	—

Final Value Payment From Group Pension Sale	—	(0.66)	—	(0.66)

Adjusted Operating (Loss) Income (1)	(0.04)	(0.14)	0.12	0.23

Share Data(2):

Weighted Average Shares Outstanding	47,311,604	46,923,822	47,051,826	47,582,799

Plus: Incremental from assumed conversion of dilutive securities	962,332	180,266	458,910	—

Weighted-average shares used in dilutive per share calculations	48,273,936	47,104,088	47,510,736	47,582,799

(1) In addition to reporting and measuring the company’s results of operations based on net income/(loss) as determined in accordance with generally accepted accounting principles (GAAP), the company also reports what it refers to as “adjusted operating income,” which, while derived from our results in accordance with GAAP, represents a non-GAAP financial measure. The company generally defines “adjusted operating income” as net income/(loss) determined in accordance with GAAP, excluding after-tax net realized gains/(losses) and the net after-tax results from the company’s venture capital investments. These items will fluctuate from period to period, depending on the prevailing interest rate and economic environment, and are not necessarily indicative of the overall operating trends in our core operations. In addition, for the three months and the year ended December 31, 2003, and 2002, the company has excluded expenses incurred in connection with its pending acquisition by AXA Financial Inc, and earnings from the final value payment on the Group Pension sale, respectively, in calculating its “adjusted operating income,” because such expenses and charges are not indicative of overall operating trends in the company’s core operations. The company also reports “adjusted operating income, including the net after-tax results from the company’s venture capital investments,” which is also a non-GAAP financial measure. Both the company and many users of its financial information use these non-GAAP financial measures to evaluate the company’s operating performance.

(2) 1,227,397 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the year ended December 31, 2002 because their inclusion would be anti-dilutive.

Highlights

—New annualized life premiums for 2003 were $336 million as compared to $279 million in 2002.

—Contributing to the increase were higher sales of USFL and COLI/BOLI products, and increased sales of the company’s protection products through MONY Partners, its brokerage operation. MONY Partners’ protection sales rose from $11 million in 2002 to $37 million in 2003.

—Accumulation assets under management at year end were $9.6 billion, up from $7.7 billion at December 31, 2002.

—Total accumulation sales rose from $1.781 billion in 2002 to $1.876 billion in 2003.

Business Segments

Protection Segment

Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole, term, universal, variable universal, survivorship universal, group universal life and interest sensitive whole life) to higher-income individuals, particularly small business owners, family builders and pre-retirees as well as corporations through its U.S. Financial Life Insurance Company (USFL) and MONY Life Insurance Company subsidiaries.

New annualized and single life insurance premiums increased to $336 million for the year, driven by higher corporate-owned life insurance (COLI) sales and continuing strength of the brokerage channel, including MONY Partners and U.S. Financial Life Insurance. For the fourth quarter of 2003, new annualized and single life premiums increased to $128 million from $60 million in the prior year quarter.

Sales of bank-owned and corporate-owned life insurance were $172 million and $80 million for the year and quarter respectively, compared to $148 million and $23 million for the prior year periods. The fourth quarter increase can be attributed in part to MONY’s announced deal with AXA Financial.

U.S. Financial Life Insurance Company (USFL) premiums were $65 million for the year and $17 million for the quarter compared to $55.8 million and $18 million for the prior year periods.

Sales of life insurance through MONY Partners increased to $37 million from $11 million in 2002. For the quarter, sales increased to $14 million from $5 million in the prior year quarter.

Career agency protection sales were $59 million and $16 million for the year and quarter respectively, compared to $64 million and $14 million for the prior year periods.

Accumulation Segment

The MONY Group distributes proprietary annuities and retail mutual funds through its career agency system, member companies and third-party broker-dealers.

Assets under management increased to $9.6 billion as of December 31, 2003, from $7.7 billion in 2002. Accumulation assets raised were $1.9 billion for the year.

Annuity sales were $610 million and $194 million for the year and quarter respectively, compared with $543 million and $178 million for the prior year periods. Fixed annuity sales increased to $198 million in 2003 from $138 million in 2002. For the quarter, fixed annuity sales were $74 million compared with $90 million in the fourth quarter of 2002. Variable annuity sales were $412 million for the year and $120 million for the quarter compared with $405 million and $88 million for the prior year periods.

The brokerage channel, including MONY Partners, reported 2003 sales of proprietary fixed and variable annuities of $101 million and $39 million respectively. Career agency sales of proprietary fixed and variable annuities were $97 million and $373 million respectively in 2003.

For the quarter, the brokerage channel reported sales of proprietary fixed and variable annuities of $50 million and $16 million respectively. Career agency sales of proprietary fixed and variable annuities were $24 million and $104 million respectively in the fourth quarter of 2003.

The Enterprise group of mutual funds had sales of $1.27 billion in 2003 vs. $1.24 billion in 2002. Sales of Enterprise mutual funds increased to $331 million for the quarter, compared with $310 million in the prior year quarter. Enterprise fund sales through the company’s career agency system were $189 million during 2003, compared with $231 million in 2002. For the quarter, Enterprise fund sales through the career agency system were $46 million, compared with $48 million in the prior year quarter.

Sales of Enterprise funds through outside brokers and dealers were $1.08 billion and $285 million for the year and quarter respectively, compared with $1.01 billion and $262 million for the prior year periods.

Retail Brokerage & Investment Banking Segment

The Retail Brokerage and Investment Banking segment includes securities brokerage, trading, investment banking, trust and asset management services for high-net worth individuals and small to mid-size business owner clients primarily through MONY’s Advest and MONY Securities Corp. subsidiaries.

Retail brokerage revenues were $397 million and $109 million for the year and fourth quarter of 2003 respectively, compared with $362 million and $92 million for the prior year periods.

Advest revenues were $340 million and $91 million for the year and quarter, respectively, compared with $313 million and $77 million in 2002.

Revenues from MONY Securities Corp. were $53 million and $17 million for the year and quarter respectively, compared with $45 million and $12 million in the prior year periods.

Other Segment

Revenues for MONY Brokerage Inc., which include sales by the company’s career agents of certain nonproprietary protection and other products, and which are reported in the company’s “Other Products” segment, rose to $23.5 million in 2003 from $13.8 million in 2002. For the quarter, revenues were $6.6 million compared with $5.4 million in the prior year period.

Additional Information about Merger with AXA Financial

The MONY Group has filed a definitive proxy statement concerning the planned acquisition of MONY by AXA Financial with the Securities and Exchange Commission (“SEC”). The proxy statement has also been mailed to MONY shareholders. We urge investors to read the proxy statement and any other relevant documents filed with the SEC, because they contain important information.

Investors can obtain the proxy statement and other relevant documents, free of charge, at The SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from The MONY Group’s website (www.mony.com).

Forward Looking Statements

This release contains forward-looking statements concerning The MONY Group operations, economic performance, prospects and financial condition. Forward-looking statements include statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and include all statements concerning The MONY Group’s operations, economic performance, prospects and financial condition for 2003 and following years. The MONY Group claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: satisfaction of the closing conditions set forth in the merger agreement among The MONY Group, AXA Financial, Inc. and AIMA Acquisition Co., including approval of The MONY Group’s shareholders and regulatory approvals; a significant delay in the expected completion of the contemplated merger; The MONY Group could experience losses, including venture capital losses; The MONY Group could be subjected to further downgrades by rating agencies of our senior debt ratings and the claims-paying and financial-strength ratings of our insurance subsidiaries; The MONY Group could be required to take a goodwill impairment charge relating to its investment in Advest if the market deteriorates, The MONY Group could have to accelerate amortization of deferred policy acquisition costs if market conditions deteriorate; The MONY Group could be required to recognize in its earnings “other than temporary impairment” charges on its invested assets if market conditions and/or if the issuers’ financial condition deteriorates; recent improvements in the equities markets may not be sustained into the future;

actual death-claim experience could differ from The MONY Group’s mortality assumptions; The MONY Group could have liability from as-yet-unknown litigation and claims; larger settlements or judgments than we anticipate could result in pending cases due to unforeseen developments; and changes in laws, including tax laws, could affect the demand for The MONY Group’s products. The MONY Group does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Conference Call

The MONY Group Inc. will host a conference call on Thursday, February 5, 2004 commencing at 9:00 AM (Eastern Standard Time) to discuss its fourth quarter and year-end 2003 results. To participate in the call, U.S. participants, should dial (877) 751-5317 and Canadian and other international participants should dial (973) 582-2751. Participants should dial into the call 10 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available on The MONY Group’s website at www.mony.com/investorrelations.

Replay #—U.S. participants dial (877) 519-4471, pin#4414122—Canadian and other international participants should dial (973) 3413080, pin#4414122 replay available from 12:00 Noon Eastern Time on February 5, 2004 through 12:00 Midnight Eastern Time on February 12, 2004.

This press release, the Company’s quarterly financial supplement and other financial documents may be accessed at www.mony.com/investorrelations.

About The MONY Group Inc.

The MONY Group Inc. (NYSE: MNY), has approximately $60 billion in assets under management and administration on December 31,2003 and provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career network, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group’s (www.mony.com) member companies include The Advest Group, Inc., including Lebenthal & Co., MONY Life Insurance Company, MONY Life Insurance Company of America, Matrix Capital Markets Group Inc., Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, MONY Securities Corporation.

SUPPLEMENTARY FINANCIAL INFORMATION

To assist interested parties in analyzing the Company’s consolidated financial results attached is the following supplemental information:

Exhibit I presents certain summary consolidated income statement data of The MONY Group prepared in accordance with generally accepted accounting principles for the three-month periods and the years ended December 31, 2003, and 2002, along with a reconciliation of the company’s consolidated net income determined in accordance with generally accepted accounting principles to “adjusted operating income/(loss)” and “adjusted operating income/(loss) including the net after-

tax results from venture capital investments”. Both “adjusted operating income/(loss)” and “adjusted operating income/(loss) including the net after-tax results from venture capital investments” represent non-GAAP financial measures. Both the company and many users of its financial information use these non-GAAP measures to evaluate the company’s operating performance.

Exhibit II presents certain summary consolidated balance sheet data of The MONY Group as of December 31, 2003, including book value per share excluding accumulated comprehensive income. Book value per share excluding accumulated comprehensive income is a statistic that many users of financial information consider when assessing the fair market value of a company.

Exhibit III presents information regarding new business generated by the company for the three month periods and the years ended December 31, 2003 and 2002. Management uses this information to measure its periodic sales production. The amounts presented with respect to life insurance sales represent annualized statutory-basis premiums. Annualized statutory-basis premiums in the Protection Products segment represent the total premium scheduled to be collected on a policy or contract over a twelve-month period. Pursuant to the terms of certain of the policies and contracts issued by the company, premiums and deposits may be paid or deposited on a monthly, quarterly, or semi-annual basis. Annualized statutory-basis premium does not apply to single premium paying business. All premiums received on COLI and BOLI business and single premium paying policies during the periods presented are included. Statutory basis premiums are used in lieu of GAAP basis premiums because, in accordance with statutory accounting practices, revenues from all classes of long-duration contracts are measured on the same basis, whereas GAAP provides different revenue recognition rules for different classes of long-duration contracts. The amounts presented with respect to annuity and mutual fund sales represent deposits made by customers during the periods presented.

The information presented in Exhibit III should not be viewed as a substitute for revenues determined in accordance with GAAP. Revenues in accordance with GAAP related to product sales are generated from both current and prior period sales that are in-force during the reporting period. For protection products GAAP recognizes premium revenue when due from a policyholder. For accumulation products, GAAP revenues are a function of fee based charges applied to a contractholder’s account balance. Because of how revenues are recognized in accordance with GAAP, we do not believe GAAP revenues are meaningful in assessing the periodic sales production of a life insurance company and, accordingly, a reconciliation to GAAP revenues would not be meaningful.

THE MONY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT

($ in millions, except share data and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Premiums	199.9	195.7	705.2	690.4
Universal life and investment-type product policy fees	51.1	44.3	210.9	200.5
Net investment income	175.0	194.9	739.5	737.3
Net realized gains/(losses) on investments	14.6	(83.9)	51.2	(153.0)
Group Pension Profits	—	60.3	—	82.3
Retail brokerage and investment banking	116.5	99.6	426.8	397.1
Other income	54.1	43.2	186.7	139.9

	611.2	554.1	2,320.3	2,094.5
Benefits and Expenses:
Benefits to policyholders	232.2	217.6	841.5	803.1
Interest credited to policyholders’ account balances	35.9	33.5	139.4	119.3
Amortization of deferred policy acquisition costs	26.2	35.7	120.0	156.1
Dividends to policyholders	50.0	16.2	224.3	188.0
Other operating costs and expenses	266.1	241.7	954.5	860.0

	610.4	544.7	2,279.7	2,126.5

Income from continuing operations before income taxes	0.8	9.4	40.6	(32.0)
Income tax (benefit) expense	(0.1)	3.3	9.9	(11.2)

Income (loss) from continuing operations	0.9	6.1	30.7	(20.8)
Discontinued operations:
Income (loss) from real estate to be disposed of, net of income tax expense (benefit) of $1.1 million and $(1.4) million for the three-month periods ended December 31, 2003 and 2002, respectively, and $3.1 million and $(1.4) million for the years ended December 31, 2003 and 2002, respectively.	2.1	(2.5)	5.9	(2.5)

Net Income (Loss)	3.0	3.6	36.6	(23.3)

Reconciliation of Net income (loss) to “Adjusted Operating Income)” and to “Adjusted Operating Income/(Loss) including net after-tax results from venture capital investments, merger related expenses and non-recurring items”

Net Income (Loss)	$3.0	$3.6	$36.6	$(23.3)
Adjustments:
Net realized (gains)/losses from investments (after-tax)	(7.8)	29.5	(31.2)	69.2

Adjusted Operating Income Including Net After-Tax Results From Venture Capital Investments, Merger Related Expenses and Non-Recurring Items	(4.8)	33.1	5.4	45.9
Net After-Tax Income From Venture Capital Investments	(2.0)	(8.5)	(7.9)	(3.6)

Merger Related Expenses (After-Tax)	5.0	—	8.6	—

Final Value Payment from Group Pension Sale	—	(31.3)	—	(31.3)

Adjusted Operating (Loss) Income	$(1.8)	$(6.7)	$6.1	$11.0

Diluted Per Share Amounts:
Net Income (Loss)	$0.06	$0.08	$0.77	$(0.49)
Adjusted Operating (Loss) Income Including Net After-Tax Results From Venture Capital Investments, Merger Related Expenses and Non-Recurring Items	$(0.10)	$0.70	$0.11	$0.97
Adjusted Operating (Loss) Income	$(0.04)	$(0.14)	$0.12	$0.23

Share Data (see Note 1):
Weighted-average Shares Outstanding	47,311,604	46,923,822	47,051,826	47,582,799
Plus: Incremental Shares from Assumed Conversion of Diluted Securities	962,332	180,266	458,910	—

Weighted-average Shares used in Diluted Per Share Calculations	48,273,936	47,104,088	47,510,736	47,582,799

Note 1: 1,227,397 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the year ended December 31, 2002 because their inclusion would be anti-dilutive.

Exhibit II

SUMMARY CONSOLIDATED BALANCE SHEET DATA

($ in millions, except per share amounts)

As of December 31, 2003
Assets:
Invested assets (including cash and cash equivalents)	$13,416.6
Separate account assets	4,854.9
Other assets	3,050.3

Total assets	$21,321.8

Liabilities:
Policyholders’ liabilities	$11,575.2
Separate account liabilities	4,851.9
Short-term debt	—
Long-term debt	876.4
Other liabilities	1,924.1

Total liabilities	19,227.6

Shareholders’ equity:
Equity	2,042.4
Accumulated comprehensive income	51.8

Total shareholders’ equity	2,094.2

Total liabilities and shareholders’ equity	$21,321.8

Per share amounts:

Diluted book value per share	$41.60

Diluted book value per share (Ex. Accumulated Comprehensive Income)	$40.57

Exhibit III

SEGMENT INFORMATION

The following chart presents MONY’s protection and accumulation sales for the periods indicated as well as revenue generated from the company’s retail brokerage and investment banking segment.

	Three-Month Period Ended 12/31/03	Three-Month Period Ended 12/31/02	Year Ended 12/31/03	Year Ended 12/31/02
New Business ($ millions)
Protection Products
Career Agency System [5]	$15.8	$13.9	$59.2	$63.6
U.S. Financial Life Insurance Company	17.0	18.0	64.9	55.8
MONY Partners Brokerage and Other	14.5	5.1	40.1	12.0
COLI/BOLI	80.4	23.3	171.8	147.6

Total New Life Insurance Premiums	$127.7	$60.3	$336.0	$279.0

Accumulation Products
Variable Annuities [1]	$120	$88	$412	$405
Fixed Annuities [2]	74	90	198	138
Career Agency System – Mutual Funds	46	48	189	231
Third Party Distribution – Mutual Funds	285	262	1,077	1,007

Total Accumulation	$525	$488	$1,876	$1,781

Revenues ($ millions)
Retail Brokerage & Investment Banking
Advest [3]	$90.6	$77.1	$339.8	$313.5
MONY Securities Corp.	17.2	11.8	53.1	44.8
Other	1.4	2.7	4.1	4.0

Total Revenue	$109.2	$91.6	$397.0	$362.3

Other Products
MONY Brokerage Inc. [4]	$6.6	$5.4	$23.5	$13.8

1 $104 million and $86 million sold through the career agency system, and $16 million and $2 million sold through the brokerage channel in the three month periods ended December 31, 2003 and 2002, respectively. $373 million and $400 million sold through the career agency system, and $39 million and $5 million sold through the brokerage channel in the year ended December 31, 2003 and 2002, respectively.

2 $24 million and $37 million sold through the career agency system, and $50 million and $53 million sold through the brokerage channel in the three-month periods ended December 31, 2003 and 2002, respectively. $97 million and $58 million sold through the career agency system, and $101 million and $80 million sold through the brokerage channel in the years ended December 31, 2003 and 2002, respectively. MONY Life’s fixed annuity was introduced in June 2002.

3 Excludes interest income of $7.3 million, $8.1 million, $29.8 million and $34.9 million for the quarters and years ended December 31, 2003 and 2002, respectively.

4 MONY Brokerage Inc. includes sales by the company’s career agents of certain nonproprietary protection and other products.

5 Includes COLI/BOLI sales of $3.3 million and $6.4 million sold through the career system for the quarter and year ended December 31, 2003, respectively and $0.0 and $1.8 million sold through the brokerage system for the quarter and year ended December 31, 2003, respectively. COLI and BOLI sales through the career and brokerage systems were not significant for the quarter and year ended December 31, 2002.

CONTACT: Media Contacts: Mary Taylor, 212-708-2250 OR Investor Contact: Jay Davis, 212-708-2917 SOURCE: The MONY Group Inc.

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